ACQUISITION AGREEMENT


     THIS ACQUISITION AGREEMENT (hereinafter referred to as this "Agreement") is entered into effective as of the 1st day of January, 1996, by and between REX INDUSTRIES ACQUISITION CORPORATION, a Utah corporation (hereinafter "Purchaser"), and REX INDUSTRIES, INC., a Utah corporation (hereinafter "Seller"), based on the following

                                    Premises

     A. Seller is a corporation engaged in the business of specialty metal fabrication and desires to sell substantially all of its assets and operations as a going concern.

     B. Purchaser desires to acquire substantially all of the assets of Seller for a cash payment, promissory notes, and the assumption of specific indebtedness and to continue to operate the business acquired.

                                   Agreement

     NOW, THEREFORE, based on the stated premises, which are incorporated herein by reference, and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefit to the parties to be derived herefrom, it is hereby agreed as follows:

                                   ARTICLE I.
                             ACQUISITION OF ASSETS
     Section 1.01 The Acquisition. Except as set forth in section 1.02 of this Agreement, and on the terms and conditions contained in this Agreement, Seller shall sell, assign, transfer, convey, set over, and deliver to Purchaser, and Purchaser shall purchase from Seller, all of Seller's business, operations, and assets (the "Acquired Assets"), including the following:

          (a) all tangible personal property owned by Seller including, without limitation, the furniture and fixtures, equipment, tools, vehicles, and supplies described in Exhibit "A" (the "Tangible Personal Property");

          (b) that certain real property and all buildings and improvements thereon at Seller's regular place of business at 630 North 430 West, Salt Lake City, Utah, as more particularly described in Exhibit "B" (the "Real Property");

          (c) all inventory of Seller existing as of the Effective Date, as described in Exhibit "C" (the "Inventory");

          (d) all of Seller's notes and trade and other accounts receivable existing as of the Effective Date, and all cash and cash equivalents received in payment thereof received after the Effective Date, as described in Exhibit "D" (the "Accounts Receivable");

          (e) all of Seller's rights under those contracts and agreements described on Exhibit "E," including, without limitation, purchase orders which have been accepted by Seller in the ordinary course of business as of the Effective Date and which have not yet been shipped from Seller's location as of the Effective Date (the "Contract Rights");

          (f) all cash, bank deposits, and cash equivalents as described in Exhibit "F";

          (g) lists of current and past customers and lists of prospective customers compiled by Seller including, to the extent the same is in the possession of Seller, the name, address, contact person, and telephone number of each such customer or prospective customer (the "Customer Lists");

          (h) all lists of current and past suppliers and favorable relationships and all files, records, and data used in connection with Seller's business;

          (i) those prepaid expenses, rebates, or accumulated discounts now available to Seller relating to the conduct of its business including, without limitation, those set forth on Exhibit "G," except to the extent expressly limited on such Exhibit "G" (the "Prepaid Expenses");

          (j) all of Seller's rights under warranties covering the Tangible Personal Property being transferred hereunder to the fullest extent permitted by such warranties;

          (k) all intellectual property of Seller related to the operation of its business, including, without limitation, the right to use any trade secrets, confidential or proprietary information, or general process used by Seller in the conduct of its business, together with all rights of Seller to apply for, maintain, and use any tradename, trademark, service mark, copyright or patent issued by any governmental agency which relates to any of the assets or the conduct of Seller's business, as described in Exhibit "H" (the "Intellectual Property");

          (l) all rights to conduct business and sell goods and services under the name of "Rex Industries" or any other related or similar tradenames, trademarks, service marks, or logos, to the extent the same incorporate the name of "Rex Industries" or any variation thereof and the goodwill attendant thereto, together with any right of Seller to prevent any third party from conducting business under such name or any similar names based upon Seller's previous use of the name Rex Industries in commerce;

          (m) the current telephone number (801) 328-3174, and telephone and other directory listings used by Seller in the operation of its business;

          (n) all contracts of insurance relating to assets, claims, casualties, or other occurrences prior to the Closing Date and prepaid premiums or deposits related thereto as described in Exhibit "I" (the "Insurance Policies"); and

          (o) all other assets of Seller not included in any specific provision of the foregoing subsections existing as of the Effective Date which are used in or relate to the operation of Seller's business exclusively and which are not excluded in section 1.02 including, without limitation, the goodwill of Seller associated with its business.

     Section 1.02 Excluded Assets. Notwithstanding the provisions of section 1.01, the assets conveyed hereunder shall not include the following:

          (a) that certain note receivable from Surgical Technologies, Inc., with an outstanding principal balance of $179,268.80 as of the date hereof and included in Seller's balance sheet under "Other Acquired Assets";

          (b) Seller's rights, claims or causes of action against third parties relating to the Acquired Assets (i) which may arise in connection with the discharge by Seller of liabilities not assumed by Purchaser, or (ii) for which damages in respect thereof relate to the period prior to the Effective Date;

          (c) all corporate books and records not relating to the assets purchased hereunder, including the minute books and stock transfer books and the corporate seal of Seller; and

          (d) Seller's employee benefit agreements, plans, or similar arrangements.

     Section 1.03 Assumed Liabilities. On the Closing Date, Purchaser shall assume and agree to discharge the following obligations and liabilities of Seller with respect to the Acquired Assets, in accordance with their respective terms and subject to the respective conditions thereof:

          (a) all trade accounts payable as of the Effective Date, less any trade accounts payable of Seller to any affiliate, all as set forth in Exhibit "J" (the "Assumed Obligations").

          (b) all obligations for accrued 1995 year-end annual bonuses, vacation, personal leave, or other amounts to or for the benefit of Seller's employees, as set forth in Exhibit "K" (the "Employee Benefits");

          (c) all liabilities and obligations of Seller to be paid or performed after the Effective Date under the contracts and other agreements relating to the assets being conveyed hereunder ; and

          (d) all liabilities of Seller in respect of any taxes for which Purchaser is liable pursuant to section 4.05 with respect to the assets being conveyed hereunder.

     Section 1.04 Excluded Liabilities. Purchaser shall not assume or be obligated to pay, perform or otherwise discharge any liability or obligation of Seller, direct or indirect, known or unknown, absolute or contingent, not expressly assumed by Purchaser pursuant to section 1.03.

     Section 1.05 Purchase Price. The purchase price of the Acquired Assets shall be an aggregate of Three Million Six Hundred Thousand and No/100 Dollars ($3,600,000.00) (the "Purchase Price"). The Purchase Price shall be paid by the Purchaser's assumption of the Assumed Obligations and $3,500,000 in cash, such cash amount to be:

          (a) increased in the amount, if any, by which the amount of Assumed Obligations reported on Seller's balance sheet as of the Effective Date is less than $100,000; or

          (b) decreased in the amount, if any, by which the amount of Assumed Obligations reported on Seller's balance sheet as of the Effective Date is greater than $100,000.

     Section 1.06 Payment of Purchase Price. In consideration of the rights, interests, assets, and properties transferred to Purchaser as set forth in section 1.01, Purchaser shall pay to Seller the Purchase Price as follows:

          (a) at the Closing, the amount of the Assumed Obligations set forth on Exhibit "J" by the execution and delivery to Seller of the Assumption Agreement in the form attached hereto as Exhibit "L" and incorporated herein by reference, appropriately completed to reflect the amount of the liabilities assumed;

          (b) at the Closing, the amount of $215,000 by the conveyance of that certain real property, as more particularly described in Exhibit "M", which such property is subject to a purchase agreement pursuant to which the property will be sold on or before July 1, 1996, and the obligation for which purchase is secured by a performance bond and guarantied by Todd B. Crosland, the principal officer and director and a controlling owner of Purchaser, on the terms of that certain Guaranty by and between Seller and Todd B. Crosland (the "Guaranty")

          (c) at the Closing, the amount of $35,000.00 by the execution and delivery to Seller of a promissory note, with Todd B. Crosland as maker, bearing interest at 8% per annum, with the entire principal and interest due and payable on or before July 1, 1996, in the form separately reviewed and initialed as mutually acceptable to the parties hereto;

          (d) at the Closing, the amount of $250,000.00 by the execution and delivery to Seller of a promissory note, with Purchaser as maker, bearing interest at 8% per annum, with the entire principal and interest due and payable on or before January 31, 1997, in the form separately reviewed and initialed as mutually acceptable to the parties hereto;

          (e) at the Closing, the balance, less the amount of the Holdback as provided in section 1.07, in cash or immediately available funds by wire transfer, certified or official bank check, or other means of payment acceptable to Seller; and

          (f) within 10 business days after the termination of Seller's obligation to reimburse Purchaser for uncollectible Accounts Receivable pursuant to section 1.07 hereof, Purchaser shall deliver to Seller the balance of the Purchase Price in an amount equal to the Net Holdback as provided in subsection 1.07(e), together with interest as provided in subsection 1.07(g), by wire transfer or certified or official bank check, or other mean of payment acceptable to Seller.

     The guarantee of the obligation to purchase the property described in subparagraph (b) above, as evidenced by the Guaranty, and the payment of the obligation evidenced by the promissory note referred to in subparagraph (c) above shall be secured by a security interest in and to shares of Surgical Technologies, Inc., owned by Todd B. Crosland, all as more particularly set forth in that certain Pledge and Security Agreement dated as of the Closing Date in the form separately reviewed and initialed as mutually acceptable to the parties hereto.
     The obligation evidenced by the promissory note referred to in subparagraph
(d) above shall be secured by a deed of trust and security interest in and to the Acquired Assets in the forms separately reviewed and initialed as mutually acceptable to the parties hereto, the payment of which is subordinate to the purchase money deed of trust and security interest granted to West One Bank, Utah, to secure repayment of a loan in the amount of $250,000 to fund the cash portion of the Purchase Price due and payable at Closing and other financial accommodations given or to be given by such bank to Purchaser, all as more particularly set forth in that certain Subordination Agreement dated as of the Closing Date between such bank, which appears therein as "Lender," Purchaser, which appears therein as "Borrower," and Seller and its parent, Surgical Technologies, Inc., which appear therein as "Creditor," a copy of which has heretofore been delivered to Seller.

     Section 1.07   Accounts Receivable and Indemnification Holdback.

           (a) Commencing on and as of the Effective Date and continuing for a period of 12 months thereafter, Seller shall guarantee payment of all of its Accounts Receivable which remain unpaid on and as of the Effective Date which existed at and as of the Effective Date but which have not thereafter been paid (collectively, the "Accounts Receivable" and, with respect to any individual account, an "Account Receivable"). After the Closing, Purchaser shall undertake reasonable steps to collect such Accounts Receivable in the ordinary course of business without any obligation to resort to legal action or third party collection services. All payments received by Purchaser in collection of each Account Receivable shall be applied first against the oldest Account Receivable.

          (b) At the Closing, Purchaser shall withhold the sum of $100,000.00 from the total Purchase Price as additional security for Seller's guarantee of payment of the Accounts Receivable, which such amount shall be held by Purchaser and separately accounted for on Purchaser's financial reports (the "Holdback").

          (c) During the four months immediately following the Effective Date, Purchaser shall provide Seller with month-end reports as to the payment status of the Accounts Receivable, which such report shall be submitted to Seller not later than the 15th day of the following month. At the conclusion of such four-month reporting period, Purchaser shall provide Seller with such month-end reports as may be reasonably requested in writing from time to time by Seller. Seller hereby agrees to keep all information contained in such month-end reports strictly confidential and shall not disclose such information to any third party. In the event that any Account Receivable remains unpaid as of the date that is 12 months after the Effective Date (an "Overdue Receivable"), Purchaser shall be entitled to deduct the amount of the Overdue Receivable from the Holdback, provided that within 10 business days prior to the occurrence of the 12-month anniversary of the Effective Date, Purchaser provides Seller with written notice of each such Overdue Receivable and further provides Seller with a duly executed assignment of each such Overdue Receivable.

          (d) In addition to Purchaser's right to offset the amount of any Overdue Receivable against the Holdback, Purchaser shall also be entitled, upon the occurrence and during the continuation of any event giving rise to indemnification pursuant to Article VII hereof, at any time upon 30 days' prior written notice to Seller, to set off and apply any funds constituting the Holdback against the indemnification obligations of Seller arising under this Agreement.

          (e) Upon termination of Seller's obligation to guarantee the Accounts Receivable pursuant to this section 1.07 and its concurrent obligation to indemnify Purchaser pursuant to Article VII hereof, Purchaser, in accordance with section 1.06, shall pay to Seller that portion of the Holdback which is net of that amount which has been used to satisfy Overdue Receivables pursuant to subparagraph (c) above plus that amount which has been applied to satisfy any indemnification obligation pursuant to subparagraph (d) above, which such adjusted amount shall be referred to herein as the "Net Holdback."

          (f) In the event that the Holdback is exhausted as a result of offsets for Overdue Accounts Receivable or Seller's indemnification obligation arising under Article VII hereof, Seller shall pay any such shortage to Purchaser within 10 business days after Purchaser's notification to Seller of such fact, notwithstanding the application of any other notice period required under this Agreement.

          (f) All portions of the Holdback that are paid to Seller pursuant to the terms of this Agreement shall include interest accrued on such amounts from the Closing to the date such funds are returned to Seller at the rate of seven percent (7%) per annum.

          (g) Purchaser and Seller agree that the cumulative amount of all offsets against the Holdback arising as a result of Overdue Receivables and Seller's indemnification obligations arising under Article VII hereof shall constitute an adjustment to the Purchase Price.

     Section 1.08 Closing; Closing Date. The closing (the "Closing") of the transactions contemplated by this Agreement shall be held on such a date and at such time prior to December 31, 1995, as the parties may agree (the "Closing Date"). Such Closing shall take place at such time and location as may be mutually acceptable to the parties hereto and their respective legal counsel.

     Section 1.09 Effective Date. The transactions contemplated by this Agreement shall be consummated on the Closing Date effective January 1, 1996 (the "Effective Date"), the date on which Purchaser took possession of the tangible Acquired Assets and premises in which the business is being conducted and began to conduct business. It is the intent of the parties that Purchaser is entitled to the results of all operations arising from the conduct of such business after the Effective Date and is responsible for all liabilities incurred by Purchaser in connection therewith after such Effective Date.

     Section 1.10 Closing Events. At the Closing, each of the respective parties hereto shall execute, acknowledge, and deliver (or shall cause to be executed, acknowledged, and delivered) (i) the deeds, bills of sale, assignments, and other documents and instruments of conveyance and transfer, all in form and substance satisfactory to Purchaser and its counsel, necessary to vest marketable title in Purchaser to all the rights, interests, assets, and properties acquired by Purchaser pursuant to this Agreement; (ii) originals or copies of all of Seller's agreements, contracts, and commitments assumed by Purchaser hereunder; (iii) originals of all business logos, copyrights, patents, patent applications, trademarks, or registrations; (iv) a list of all of the customers and suppliers of Seller, including addresses and telephone numbers;
(v) all certificates, opinions, schedules, agreements, resolutions, or other instruments required by this Agreement to be so delivered at or prior to the Closing; and (vi) such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby. In addition, at the Closing, Purchaser shall deliver to Seller payment of the Purchase Price in accordance with section 1.06. In order to provide for the simultaneous completion of all closing steps of the parties hereunder, all payments, deliveries, and recordations contemplated hereby shall be accomplished by delivery and recordation of the necessary documents and the payment of amounts to be paid through escrow with a mutually acceptable agent.

     Section 1.11 Consent to Use of Name. At the Closing, Seller shall deliver to Purchaser a form of consent to Purchaser's use of the name "Rex Industries" as necessary to obtain approval from the Utah Division of Corporations and Commercial Code and the appropriate authorities of each state in which Seller is qualified to conduct business as a foreign corporation whereby Seller shall consent to Purchaser's adoption of the name "Rex Industries" as its official name or as an assumed name in Utah and each other such jurisdiction.

     Section 1.12 Allocation of Purchase Price. The Purchase Price shall be allocated among the Acquired Assets according to the Schedule to this section
1.12. Seller and Purchaser agree to prepare all financial reports of the transactions contemplated herein, including, without limitation, all federal and state tax returns, in accordance with the allocation of the Purchase Price set forth in such Schedule and hereby indemnify each other against any loss which such other party may incur by reason of the Indemnifying Party's failure to comply with this section. Upon request, each party agrees to provide to the other photocopies of any forms filed with any taxing authority in which the results of this transaction are reported.

     Section 1.13 Further Assurances. At the Closing or at any time thereafter, each party shall execute and deliver to the other such opinions, certificates, consents, and other documents required herein and execute and deliver such other documents, and take such other actions, as may be reasonably requested to carry out the terms of this Agreement, all as the other party hereto may reasonably require.


                                  ARTICLE II.
              REPRESENTATIONS, COVENANTS, AND WARRANTIES OF SELLER

     The Seller hereby represents, covenants, and warrants to Purchaser, such representations, covenants, and warranties to be made as of the date hereof and at and as of the Closing Date and to survive the Closing and continue in accordance with the terms hereof (except as otherwise expressly set forth in Article VII hereof), as follows:

     Section 2.01 Organization. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the state of Utah and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted. There is no jurisdiction in which Seller is not so qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification, except where failure to do so would not have a material adverse effect on the business or properties of Seller. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Seller's articles of incorporation or bylaws. Seller has taken all action required by law, its articles of incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement and the consummation of the transactions herein contemplated.

     Section 2.02 Approval of Agreement. The board of directors and shareholders of Seller have authorized the execution and delivery of this Agreement by Seller and have approved the consummation of the transactions contemplated hereby. This Agreement is the legal, valid, and binding agreement of Seller enforceable between the parties in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, or other laws affecting enforcement of creditors' rights generally and by general principles of equity.

     Section 2.03 Financial Statements. Included in Schedule 2.03 to this Agreement are the unaudited balance sheets of Seller as of March 31, 1995 and 1994, and the related statements of operations, stockholders' equity, and cash flows for the years ended March 31, 1995 and 1994, including the notes thereto. Such exhibit also includes the unaudited balance sheet of Seller as of September 30, 1995 ("Seller's Current Balance Sheet"), and the related statements of operations, cash flows, and stockholders' equity for the six months ended September 30, 1995, together with the notes thereto and representations by a duly authorized officer of Seller to the effect that such financial statements contain all adjustments (all of which are normal recurring adjustments) necessary to present fairly the results of operations and financial position of Seller for the periods and as of the dates indicated. All such audited and unaudited financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved as explained in the notes to such financial statements.

     Section 2.04 Absence of Certain Changes or Events. Except as set forth in Schedule 2.04 to in this Agreement, since the date of Seller's Current Balance Sheet described in Section 2.03 and included in Schedule 2.03, there has not been (i) any material adverse change in the business, operations, properties, level of inventory, assets, or condition of Seller or (ii) any damage, destruction, or loss to Seller (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or conditions of Seller, including any:

          (a) material adverse change in the liabilities or assets of Seller relating to its business;

          (b) change in the manner in which Seller carries on its business or preserves its business organization and existing business relations;

          (c) transaction by Seller relating to its business, except in the ordinary course of business as conducted on the date of Seller's Current Balance Sheet;

          (d) failure to maintain in full force and effect substantially the same level and types of insurance coverage as in effect on the date of Seller's Current Balance Sheet or any destruction, damage to, or loss of any of the Acquired Assets (whether or not covered by insurance) materially and adversely affecting the business or prospects of Seller relating to its business;

          (e) sale, assignment, transfer of any tangible or intangible assets of Seller, including, without limitation, any rights to industrial or intellectual property, except in the ordinary course of business;

          (f) mortgage, pledge, or other encumbrance of any tangible or intangible assets of Seller relating to its business; or

          (g) written or oral agreement by Seller to take any of the actions described above.

     Section 2.05 Governmental Authorizations. Seller has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its businesses in all material respects as conducted on the date of this Agreement. No authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby.

     Section 2.06 Accounts Receivable; Inventories. All of the Accounts Receivable of Seller included in the Acquired Assets have arisen from bona fide transactions by Seller in the ordinary course of its business and are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof. The Inventory of Seller (including raw materials, supplies, work-in-process, finished goods and other materials), a description of which is included in an exhibit to this Agreement as provided above, is in good, merchantable and usable condition.

     Section 2.07   Real Property.
          (a) Seller will obtain, pay for, and deliver to Purchaser, within 10 days after execution of this Agreement, a commitment for a policy of title insurance respecting the Real Property in the depreciated net value of Real Property on Seller's Current Balance Sheet issued by a title insurance company reasonable acceptable to Purchaser, accompanied by a copy of all documents listed as exceptions to good and clear marketable title in such commitment (the "Title Report"). Seller shall pay any title commitment cancellation charge incurred in connection with the Title Report. Seller shall also deliver to Purchaser (i) a copy of all leases affecting such Real Property not expiring before the Closing Date, (ii) a copy of a survey of the Real Property, if Seller has one, and (iii) a copy of each environmental assessment or survey of the Real Property, if Seller has any. The Title Report and the other documents and information described above, which shall be included in Schedule 2.07 to this Agreement, are hereinafter referred to as the "Real Property Disclosures."

          (b) Seller warrants marketable title to the Real Property, save and except for only the exceptions to title set forth in the Title Report that are acceptable to Purchaser as not impairing good and clear marketable title together with the printed exceptions and exclusions referred to in such Title Report; private, public, and utility easements; roads and highways, if any; party wall rights and agreements; the special taxes or assessments for improvements not yet completed; installments not yet due at the date hereof or at the Closing Date or any special tax or assessment for improvements heretofore completed; rights-of-way for drainage ditches, feeders and laterals; zoning laws and ordinances; all matters, including but not limited to encroachments which would be disclosed by an accurate survey and/or inspection of the Real Property; and all acts or omissions of the Purchaser and all governmental authority and those acting by, through, or under such parties.

          (c) Purchaser hereby affirms that Seller, its officers, directors, agents, employees and/or attorneys have not made, nor has Purchaser relied upon, any representation, warranty, or promise with respect to the Real Property except as expressly set forth in this Agreement, including without limitation any warranties or representations, express or implied, as to the general plan designation, zoning, value, use, tax status, or physical condition of the Real Property or improvements thereon, or any part thereof, including but not limited to, the flood elevations, drainage patterns, soil and subsoils composition and compaction level, and other conditions at the Real Property, or the existence or non-existence of toxic or hazardous materials on or under the Real Property, or as to the accuracy of any boundary survey or other survey or any soils reports or other plans or reports therefor. Purchaser has had and will have an opportunity to investigate the Real Property pursuant to the terms of this Agreement. Without limiting the generality of the foregoing, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER IS PURCHASING THE REAL PROPERTY IN AN "AS IS, WHERE IS" CONDITION, SUBJECT TO ALL FAULTS, INCLUDING BUT NOT LIMITED TO BOTH LATENT AND PATENT DEFECTS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER HEREBY WAIVES ALL WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE CONDITION AND USE OF THE REAL PROPERTY, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Purchaser acknowledges that it will inspect the Real Property and otherwise undertake to perform its own investigations in connection therewith within the time periods set forth herein.

          (d) Purchaser shall have until 30 calendar days after the date of delivery of the Real Property Disclosures (the "Due Diligence Period") in which to inspect the Real Property and the Real Property Disclosures. If, within the Due Diligence Period, Purchaser advises Seller in writing of objections to the status of title to or the condition of the Real Property, Seller shall have the right to attempt to cure such objections within seven calendar days after the expiration of such Due Diligence Period; Purchaser shall have no obligation to cure such objections. If Seller does undertake to cure such objections of Purchaser, such curative measures shall be set forth in writing and shall be specifically enforceable by Purchaser. If Purchaser's objections are not resolved to its satisfaction within such seven calendar day cure period, Purchaser may void this Agreement by written notice thereof to Seller within seven calendar days after expiration of such seven day cure period. During the Due Diligence Period, Purchaser shall have the right to terminate this Agreement for any reason. If, at the end of the Due Diligence Period, this Agreement is not terminated by Purchaser in the manner provided above, or Purchaser has not delivered written objection to the Seller pursuant to this subsection, at the Closing the Purchaser will be deemed to have accepted the Real Property in "as is, where is" condition in accordance with the provisions set forth herein.

          (e) For the purposes set forth in this section, Seller hereby grants Purchaser a limited license to inspect the Real Property at reasonable times agreeable to Seller, so long as such inspection does not damage the improvements and other property located on the Real Property or interfere with the ordinary conduct of Seller's business. Purchaser agrees to indemnify, defend, and hold Seller harmless from any cost, expense, damage, liability, or claim arising out of or in connection with the exercise by the Purchaser of the rights conferred under or a violation of the provisions of this section. Notwithstanding the above or anything else herein, if Purchaser desires to have the Real Property inspected for the presence of hazardous materials beyond a standard Phase I Environmental Assessment or have the surface penetrated in any manner for any purpose (such as soils tests), it shall first inform Seller in writing of such desires. Thereafter, Seller and Purchaser shall meet to discuss how and when such inspection(s) shall be undertaken, it being understood and agreed that Seller is concerned about the confidentiality of any such inspection and resulting reports, if any, and potential damage to or interference with the Real Property.
          (f) Seller does not guaranty, warrant, or represent that Purchaser's inspection can or will be satisfactory to Purchaser. Furthermore, Seller shall incur no liability or expense in connection with Purchaser's ability or inability to satisfy any such inspection, nor shall Seller be obligated to take any action, including but not limited to the elimination of any defect of title or the remedying of any condition of the Real Property or improvements thereon except for the payment of past due taxes and the release of monetary liens and encumbrances. Any expenditure, commitment, or other action taken by Purchaser pursuant to this section or otherwise in contemplation of the Closing is taken at its own risk, and no such expenditure, commitment, or action shall obligate the Seller to incur any liability to Purchaser or any third party.

          (g) The Real Property, a description of which is included in an exhibit to this Agreement as provided above, constitutes all interests in any real property, options to acquire any such interest, or easements, rights of way, or similar rights with respect to real property owned by Seller and used in or relating to the operation of its business. There are no leases, subleases, tenancies or other rights of occupancy affecting such Real Property. There is no lease or similar agreement under which Seller is lessee of, or holds or operates, any real property owned by any third person and used in or relating to Seller's business. The Real Property and improvements owned by Seller and used in or relating to its business are in good operating condition and repair, are suitable for the purposes for which they are being used, and no such improvement, or any appurtenance thereto or equipment therein, violates any restrictive covenant or any provisions of any federal, state or local law, ordinance or zoning regulation, or encroaches on any property owned by others. Seller has the right, power, and authority to transfer good and clear marketable title in real property comprising the Real Property to Purchaser, without the consent of any other person or entity, as contemplated by this Agreement.
          (h) At the Closing, Seller shall deliver possession of the Real Property broom clean and free of debris and personal property not to be conveyed pursuant hereto,

     Section 2.08 Tangible Personal Property. The list of Tangible Personal Property, a description of which is included in an exhibit to this Agreement as provided above, is a complete and accurate list of all machinery, equipment, vehicles, furniture and other tangible property owned or leased by Seller and used in or relating to the operation of the business of Seller. The Tangible Personal Property is in good operating condition and repair and is suitable for the purposes for which it is being used. Unless otherwise stated in such exhibit, all of such Tangible Personal Property is located on the Real Property of Seller. All leases for tangible property are in full force and effect, have an unexpired term as set forth in the lease agreements, and there is no outstanding default or event that with the passage of time or notice would constitute a default, on behalf of Seller or any other party to the lease agreements. Seller has the right, power, and authority to transfer all of the tangible and intangible property comprising the Acquired Assets to Purchaser, without the consent of any other person or entity, as contemplated by this Agreement. At the Closing, Seller will deliver possession of the Tangible Personal Property to Purchaser with all equipment and vehicles in working order.

     Section 2.09 Intellectual Property. The list of Intellectual Property, a description of which is included in an exhibit to this Agreement as provided above, is a complete and accurate list of all of the trade secrets, technology, know-how, tradenames, trademarks, servicemarks, and other proprietary information owned by or used in connection with the business of Seller, including all copyrights, patents, patent applications, registrations, and applications with respect. Except as set forth in the above referenced exhibit, Seller owns the entire right, title, and interest in and to such Intellectual Property, and such Intellectual Property is not subject to the payment of royalties or any other obligation to any other person or entity. Except as set forth in the above referenced exhibit, none of the employees of Seller owns, directly or indirectly, any right, title, or interest in or to the Intellectual Property. To the best knowledge of Seller, none of the Intellectual Property is subject to any order, decree, judgment, stipulation, settlement, encumbrance, or attachment. There are no pending or threatened proceedings, litigation, or other adverse claims of which Seller is aware affecting or with respect to the Intellectual Property. The Intellectual Property does not infringe on the copyright, patent, trade secret, know-how, or other proprietary right of any other person or entity and comprises all such rights necessary to permit the operation of the business of Seller as now being conducted.

     Section 2.10   Employees and Related Agreements; ERISA.

          (a) Schedule 2.10 contains a description of each "employee pension benefit plan" (as such term is defined in Section 3(2) of Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or "welfare benefit plan" (as such term is defined in Section 3(1) of ERISA), maintained by Seller, or with respect to which Seller is required to contribute, on behalf of any employees of Seller. Each of the plans described in such schedule which is intended to qualify under Section 401(a) of the Internal Revenue Code (the "Code"), other than any "multiemployer plan" (as such term is defined in Section 3(37) of ERISA) has received a favorable determination letter from the IRS, and no event has occurred which would cause any such plan to cease being so qualified. Each of the plans described on such schedule (other than any multiemployer plans) complies in form in all material respects in accordance with the requirements of ERISA and, where applicable, the Code. To the best knowledge of Seller, each multiemployer plan is qualified under Section 401(a) of the Code and complies in form in all material respects and has been administered in all material respects in accordance with the requirements of ERISA and, where applicable, the Code.
          (b) None of Seller's employee plans subject to Title IV of ERISA has terminated since September 2, 1974; no proceeding has been initiated to terminate any such plan; and there has been no "reportable event" (within the meaning of Section 4043(b) of ERISA) since September 2, 1974. Seller has not incurred any liability on account of a "partial withdrawal" or a "complete withdrawal" (within the meaning of Sections 4203 and 4205, respectively, of ERISA) from any multiemployer plan, and Seller is not aware of any events which could result in any such partial or complete withdrawal. None of Seller's employee plans which is a defined benefit plan has incurred any "accumulated funding deficiency" (within the meaning of Section 412 of the Code), whether or not waived. Assuming that each of Seller's employee plans which is subject to Title IV of ERISA (other than multiemployer plans) were terminated as of the Closing Date, Seller would not have any liability under Title IV of ERISA as a result of such termination. The Seller has no obligations under any of Seller's employee plans or otherwise to provide health benefits to former employees of Seller, except as specifically required by law.

          (c) Except as to multiemployer plans (as to which this representation and warranty is made to the best knowledge of Seller), neither Seller nor, to the best knowledge of Seller, any other "disqualified person" (within the meaning of Section 4975 of the Code) or "party in interest" (within the meaning of Section 3(14) of ERISA) has engaged in any "prohibited transaction" (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any of Seller's employee plans which could subject any such plan (or its related trust) or Seller, or any officer, director or employee of Seller to the penalty or tax under Section 402(i) of ERISA or Section 4975 of the Code.

          (d) There is no pending or, to the best knowledge of Seller, threatened claim which alleges any violation of ERISA or any other law (i) by or on behalf of any of Seller's plans or (ii) by any employee of Seller or any plan participant or beneficiary against any such plan.

     Section 2.11. Employee Relations. The Seller has complied in respect of the business of the Seller in all material respects with all applicable laws, rules and regulations that relate to prices, wages, hours, harassment, disabled access, and discrimination in employment and collective bargaining and to the operation of its business and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. Seller believes that its relations with the employees of Seller are satisfactory.

     Section 2.12 Litigation and Proceedings. There are no actions, suits, or proceedings pending or, to the knowledge of Seller, threatened by or against, or affecting Seller or the properties of Seller, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind; Seller does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

     Section 2.13 Material Contract Defaults. Seller is not in default in any respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or condition of Seller, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which Seller has not taken adequate steps to prevent such a default from occurring.

     Section 2.14 Taxes. All federal, state, local, and foreign tax returns and tax reports required to be filed by or on behalf of Seller have been filed with the appropriate governmental agency and all jurisdictions in which such reports are required to be filed and all taxes which have become due pursuant to such tax returns or to any assessment which has become payable have been paid. Proper and accurate amounts of taxes have been withheld by or on behalf of Seller with respect to all compensation paid to employees of Seller for all periods ending on or before the date hereof, and all deposits required with respect to compensation paid to such employees have been made, in complete compliance with the provisions of all applicable federal, state, and local tax and other laws.

     Section 2.15 Third-Party Consents. No contract, agreement, lease, or other commitment, written or oral, to which Seller is a party or to which any of its properties or assets are subject require the consent of the other party in order to consummate the transactions herein contemplated, except where the failure to obtain such consent would not have a material adverse effect on the Acquired Assets.

     Section 2.16 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which Seller is a party or to which any of its properties or operations are subject, except where such breach or default would not have a material adverse effect on the assets transferred pursuant hereto.

     Section 2.17 Compliance With Laws and Regulations. Seller has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Seller or except to the extent that noncompliance would not result in the incurrence of any material liability for Seller.

     Section 2.18   Hazardous Substances.

          (a) The following words and phrases shall have the meanings indicated:

               (i) "Current Actual Knowledge" shall mean that no information that would give Seller current actual knowledge of the inaccuracy of any statements has come to the attention of Seller and/or its officers and directors; however, no special or independent investigation has been undertaken to determine the accuracy of such statements.

               (ii) "Environment" shall mean soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air, and any environmental medium.

               (iii) "Environmental Law" shall mean any environmental related law, regulation, rule, ordinance, or bylaw at the federal, state, or local level, existing as of the date hereof.

               (iv) "Hazardous Material" shall mean any pollutant, toxic substance, hazardous waste, hazardous material, hazardous substance, or oil as currently defined in the Resource Conservation and Recovery Act, as amended; the Comprehensive Environmental Response, Compensation, and Liability Act, as amended; the Federal Clean Water Act, as amended; or any other federal, state, or local environmental law, regulation, ordinance, rule, or bylaw, existing as of the date hereof.

               (v) "Permit" shall mean environmental permit, license, approval, consent, or authorization issued by a federal, state, or local governmental entity.

               (vi) "Premises" shall mean the real property owned or leased by Seller on which it currently conducts the business of Seller.

               (vii) "Release" shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping into the Environment.

               (viii) "Threat of Release" shall mean a substantial likelihood of a Release which requires action to prevent or mitigate damage to the Environment which may result from such Release.

          (b) To Seller's Current Actual Knowledge, Seller has no liability under any Environmental Law applicable to the Premises and the facilities and operations thereon. To Seller's Current Actual Knowledge, there are not currently any violations of Environmental Laws existing on the Premises or with respect to any facilities or operations thereon.

          (c) To Seller's Current Actual Knowledge, Seller has not violated and is in compliance with all Environmental Laws applicable to the Premises and the facilities and operations thereon and has not generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced, processed, or Released any Hazardous Material on the Premises, except in compliance with such Environmental Laws, and has no Current Actual Knowledge of the Release or Threat of Release of any Hazardous Material on the Premises in violations of such Environmental Laws.

          (d)  Seller has not:

               (i) Entered into or been subject to any consent decree, compliance, order, or administrative order with respect to the Premises or any facilities or operations thereon;

               (ii) Received notice under the citizen suit provision of any violation of any Environmental Law in connection with the Premises or any facilities or operations thereon;

               (iii) Received any request for information, notice, demand letter, administrative inquiry, or claim with respect to a violation of any Environmental Law relating to the Premises or any facilities or operations thereon;

               (iv) Been subject to or threatened with any governmental or citizen enforcement action with respect to a violation of any Environmental Law on the Premises or at any facilities or operations thereon; or

               (v) Received notice of any civil action with respect to any damages claimed to result from a Release of any Hazardous Material on the Premises.

     Section 2.19 Insurance. The list of Insurance Policies, a description of which is included as an exhibit to this Agreement as provided above, is a complete and accurate description (including nature of coverage, limits, deductibles, premiums and the loss experience for the most recent five years with respect to each type of coverage) of all policies of insurance maintained, owned or held by Seller on the date hereof with respect to the Acquired Assets or the business of Seller. All of the insurable properties of Seller are insured for the benefit of Seller in the amount of their full replacement value (subject to reasonable deductibles) against losses due to fire and other casualty, with extended coverage, and other risks customarily insured against by persons operating similar properties in the localities where such properties are located and under valid and enforceable policies issued by insurers of recognized responsibility. Such policy or policies containing substantially equivalent coverage will be outstanding and in full force at the Closing Date, as hereinafter defined. Seller makes no representation, warranty, or covenant as to whether any of the Insurance Policies or the benefits thereof may be conveyed to Purchaser. In the event any such insurance policy cannot be assigned, either by the express terms of such policy or the governing practices or policies of the issuer thereof, Seller shall convey to Purchaser any premium or deposit refund received as a result of the termination or cancellation of such policy.

     Section 2.20 Customers and Suppliers. There exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of Seller with any customer or group of customers of Seller, or whose purchases individually or in the aggregate are material to the operations of the business of Seller, or with any supplier or group of suppliers of Seller, or whose sales individually or in the aggregate are material to the operations of the business of Seller, and there exists no present or future condition or state of facts or circumstances involving customers, suppliers or sales representatives which Seller can now reasonably foresee would materially adversely affect the business of Seller or prevent the conduct of such business after the consummation of the transactions contemplated by this Agreement in essentially the same manner in which it has heretofore been conducted.

     Section 2.21 Information. The information concerning Seller set forth in this Agreement and in the exhibits hereto is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

     Section 2.22 Broker's Fees. The Seller has not engaged or entered into any agreement with any broker or finder in connection with any of the transactions contemplated by this Agreement requiring the payment of any fee or compensation.

     Section 2.23 Seller Schedules. Seller has delivered to Purchaser the following disclosure schedules, which are collectively referred to as the "Seller Schedules" and which consist of separate schedules dated as of the date of execution of this Agreement and documents, instruments and data as of such date, all certified by a duly authorized officer of Seller as complete, true, and correct:

          (a) A schedule in accordance with section 2.03 containing Seller's financial statements and Seller's Current Balance Sheet;

          (b) A schedule in accordance with section 2.04 describing the material changes to Seller since the date of Seller's most recent balance sheet;

          (c) A schedule setting forth the Real Property Disclosures and information referred to in section 2.07 with respect to the real property interests of Seller;

          (d) A schedule containing a summary of each employee benefit plan of Seller as required by section 2.10; and

          (e) A schedule setting forth any other information required to be disclosed in Seller Schedules by sections 2.01 through 2.22 of this Agreement.

Seller shall cause the exhibits to this Agreement, the Seller's Schedules, and the other documents, instruments, and data delivered to Purchaser hereunder to be updated after the date hereof and prior to the Closing Date.


                                  ARTICLE III.
            REPRESENTATIONS, COVENANTS, AND WARRANTIES OF PURCHASER

     The Purchaser hereby represents, warrants, and covenants to Seller, such representations, warranties, and covenants to be made as of the date hereof and at and as of the Closing Date and to survive the Closing and continue in accordance with the terms hereof (except as otherwise expressly set forth in article VII hereof), as follows:

     Section 3.01 Organization, Standing and Power of Purchaser. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the state of Utah and has the power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted and is proposed to be conducted immediately following the Closing.

     Section 3.02 Authority. The execution, delivery, and performance of this Agreement has been duly and validly authorized and approved by Purchaser's board of directors and shareholder(s). The execution of and delivery of this Agreement do not, and the consummation of the transactions described herein will not, result in or constitute a default, breach or violation of Purchaser's articles of incorporation or bylaws or any other agreement to which Purchaser is a party.

     Section 3.03 Broker's Fees. Purchaser has not engaged or entered into any agreement with any broker or finder in connection with any of the transactions contemplated by this Agreement requiring the payment of any fee or compensation.

     Section 3.04 Material Misstatements or Omissions. To the best of Purchaser's knowledge and belief, no representation, warranty, or statement of Purchaser in this Agreement or in any document, certificate, or exhibit furnished under this Agreement or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained therein not misleading.
                                  ARTICLE IV.
              CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER

     The obligation of Purchaser to purchase the Acquired Assets and assume the Obligations is subject to the satisfaction, at or before Closing, of each of the conditions set out below except for any condition which has been waived in a writing signed by Purchaser at or prior to the Closing.

     Section 4.01 Performance by Seller. Seller shall have substantially performed all conditions of this Agreement unless the requirement has been waived in writing by Purchaser.

     Section 4.02 Corporate Approval. The board of directors and shareholders of Seller shall have approved the transactions described in this Agreement and resolutions setting forth those approvals shall have been certified to Purchaser by an officer of Seller.

     Section 4.03 Satisfaction of Condition of Title to Real Property. Purchaser shall not have timely terminated this Agreement pursuant to the provisions of section 2.07.

     Section 4.04 No Material Adverse Change Through the Closing Date. There shall not have been any material adverse change in the financial condition or in the results of operations of Seller's business, and it shall not have sustained any material loss or damage to the Acquired Assets, whether or not insured, materially affecting Seller's ability to conduct a material part of its business.

     Section 4.05 Absence of Litigation. No action, suit, or proceeding before any court or any governmental body or authority pertaining to the acquisition of the Acquired Assets by Purchaser or materially affecting the Acquired Assets shall have been instituted or threatened on or before the Closing.

     Section 4.06 Closing Date Review and Deliveries. On and as of the Closing Date, Seller shall, together with one or more representatives of Purchaser, undertake a Closing Date review of Seller's books, records, and physical inventory. The Seller shall have provided Purchaser with a true, correct, and complete list and amount, as of Closing Date, of:

          (a)  the Inventory;

          (b)  the Tangible Personal Property;

          (c) Seller's Accounts Receivable with respect to its business and a list of all shipped but unbilled shipments as of the Closing Date, including an aging thereof;

          (d) Seller's trade accounts payable and accrued liabilities that constitute the Assumed Obligations with respect to its business;

          (e)  all unfilled customer orders with respect to Seller's business;
     and

          (f) all shipments made with respect to Seller's business during the period from the date of this Agreement to the Closing Date,

none of which information shall, in Purchaser's sole reasonable discretion, be materially different from the information supplied by Seller as of the date of Seller's Current Balance Sheet.

     Section 4.07 Third Party Consents. The Seller shall have obtained consents of all third parties whose consent is required to the transfer of any Acquired Assets described herein, including, without limitation, any consents reasonably requested by Purchaser.

                                   ARTICLE V.
               CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

     The obligation of Seller to sell the Acquired Assets is subject to Purchaser's satisfaction, at the time of Closing, of the conditions set out below, except for any condition which has been waived in writing by Seller at or prior to the Closing.

     Section 5.01 Performance by Purchaser. Purchaser shall have substantially performed all the conditions of this Agreement, unless the requirement has been waived in writing by Seller.

     Section 5.02 Corporate Approval. The board of directors and shareholder(s) of Purchaser shall have approved the transactions described in this Agreement and resolutions setting forth those approvals shall have been certified to Seller by an officer of Purchaser.


                                  ARTICLE VI.
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     All representations and warranties made in Articles II and III shall be continuing and shall survive the Closing, but shall expire 12 months after the Closing Date; provided, however, that if a claim for indemnification has been asserted pursuant to Article VII prior to or as of the expiration date of such 12-month period, such representations and warranties shall remain in full force and effect until full and complete resolution of such claim pursuant to Article
VII hereof.   Notwithstanding the foregoing, however, the time for making a claim based upon such representation or warranty shall expire 12 months after the Closing Date.

                                  ARTICLE VII.
                                INDEMNIFICATION

     Section 7.01 By Purchaser and Seller. Purchaser, on the one hand, and Seller on the other hand, each hereby agrees to indemnify and hold harmless the other party against all claims, damages, losses, liabilities, costs, and expenses (including, without limitation, settlement costs and any legal, accounting, or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by the indemnified party in connection with each and all of the following:

          (a) any breach by the indemnifying party of any representation or warranty in this Agreement;

          (b) any breach of any covenant, agreement, or obligation of the indemnifying party contained in this Agreement or any other agreement, instrument, or document contemplated by this Agreement; and

          (c) any misrepresentation contained in any statement, exhibit, certificate, or schedule furnished by the indemnifying party pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

     Section 7.02 By Seller. The Seller agrees to indemnify and hold harmless Purchaser from any and all claims, damages, liabilities, costs, and expenses (including, without limitation, settlement costs and any legal, accounting, or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by the indemnified party in connection with each and all of the following:
          (a) any claims against, or liabilities or obligations of, Seller or against the Acquired Assets not specifically assumed by Purchaser pursuant to this Agreement;

          (b) the failure of Purchaser to obtain the protections afforded by compliance with the notification and other requirements of the bulk sales laws in force in the jurisdictions in which such laws may be applicable to either Seller or the transactions contemplated by this Agreement; and

          (c) any and all claims, damages, losses, liabilities, costs, and expenses including, without limitation, settlement costs and any legal, accounting, or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by Purchaser in connection with any warranty claim or product liability claim relating to (i) products manufactured or sold by Seller prior to the Closing Date, or (ii) Seller's business or operations prior to the Closing Date.

     Section 7.03 Claims for Indemnification. Whenever any claim shall arise for indemnification hereunder, the party seeking indemnification (the "Indemnified Party"), shall promptly notify, in writing, the party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by any party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, when shall not be unreasonably withheld, unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in section 7.04 hereof.
     Section 7.04 Defense by Indemnifying Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim. The Indemnified Party shall be entitled to participate (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within 30 days after the date such claim is made:

          (a) the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate; and

          (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

                                 ARTICLE VIII.
                               SPECIAL COVENANTS

     Section 8.01 Obligations After Closing. For a period of 18 months following the Closing Date, Seller and Purchaser shall have access to and the right to copy all of the records of each other relative to Seller's business as maybe necessary for preparation of employee or corporate tax returns, employee tax reports, and customary accounting functions. Additionally, Seller and Purchaser shall agree to make available to the other, at reasonable times and upon reasonable advance notice, relevant records and personnel in connection with the preparation of a defense or the participation in a defense, participation in the prosecution of claim or litigation, and negotiation of a settlement relating to any pending, future, or threatened litigation, or government agency proceeding (including a tax audit) involving the conduct of Seller's business before or after the Closing, as the case may be, or in the perfection, registration, or transferring of any copyright, trademark right, or other proprietary information or right acquired by Purchaser hereunder.

     Section 8.02 Waiver of Bulk Sale. Purchaser hereby waives compliance by Seller with the provisions of the Utah Commercial Code applicable to bulk transfers, section 70A-6-101, et seq., UTAH CODE ANNOTATED.

                                  ARTICLE IX.
                              SPECIFIC PERFORMANCE

     The parties hereto agree the failure of any party to perform any obligation or duty which each has agreed to perform shall cause irreparable harm to the parties willing to perform the obligations and duties herein, which harm cannot be adequately compensated for by money damages. It is further agreed by the parties hereto an order of specific performance against a party in default under the terms of this Agreement would be equitable and would not work a hardship on the defaulting party. Accordingly, in the event of default by any party hereto, the non-defaulting party, in addition to whatever other remedies are available at law or in equity, shall have the right to compel specific performance by the defaulting party of any obligation or duty herein.

                                   ARTICLE X.
                                  ARBITRATION

     If at any time during the term of this Agreement any question, disagreement, difference, or controversy shall arise among the parties hereto regarding the meaning or interpretation of this Agreement or any representations, warranties, covenants, rights, duties, or obligations of the parties hereunder whether factual, technical, legal, equitable, or otherwise, such question, disagreement, difference, or controversy shall be submitted to and determined by arbitration in accordance with this Article X as follows:

     Section 10.01 Appointment of Arbitrator. If either Seller or Purchaser wish to submit a matter to arbitration, they shall give to the other party a notice of arbitration (the "Notice of Arbitration") setting forth in reasonable detail the issue or issues to be submitted to arbitration. Within 20 days after such Notice of Arbitration, both Seller and Purchaser shall appoint one arbitrator each. If either party does not so appoint timely its separate arbitrator, the arbitrator representing the party not so appointing an arbitrator shall be appointed by a Utah court having jurisdiction over such issues, upon the application of the other party hereto. The arbitrators appointed or designated as set forth above shall meet within 10 days after the last of such arbitrator to be appointed is named and attempt to agree on a resolution of the issues. If, within 30 days thereafter, the arbitrators do not agree upon a resolution of the issues, such arbitrators shall themselves appoint a third arbitrator, who shall be a competent and impartial person, and in the event of their being unable to agree upon such appointment within 10 days after the time set forth above, the third arbitrator shall be selected by the parties themselves if they can agree thereon within a further period of 15 days. If the parties do not so agree, then either party, on behalf of both, may request such appointment by a Utah court having jurisdiction over such issues. In the event of the failure, refusal, or inability of any arbitrator to act, a new arbitrator shall be appointed in his stead, which appointment shall be made in the same manner as hereinbefore provided for the appointment of such arbitrator so failing, refusing, or being unable to act.

     Section 10.02 Payment of Expenses; Qualification of Arbitrator. Each party shall pay the fees and expenses of the arbitrator appointed by such party or in whose stead, as provided above, such arbitrator was appointed, and the fees and expenses of the third arbitrator, and all other expenses, if any, of the arbitration shall be borne equally by the parties, except as provided below. Notwithstanding the foregoing, the legal, expert witness, and other representation costs of a party shall be borne by the party to whom such expenses related. Any arbitrator designated to serve in accordance with the provisions of this Agreement shall be disinterested and shall, by reason of education, experience, or both, be capable of evaluating financial statements and the presentation of information therein, but shall not be required to be a certified public accountant.

     Section 10.03 Rules of Arbitration. It shall be the duties of the arbitrators to resolve the issues in dispute as promptly as practicable after their appointment. If there are three arbitrators, as majority of the arbitrators may act if one of the arbitrators shall neglect or refuse to take part in the deliberations of the arbitrators. The arbitration provided herein shall be conducted in Utah pursuant to the Utah Arbitration Act, Utah Code, Title 38, Chapter 31a. The arbitrators shall follow such rules in reaching their decision as they and the parties involved in this dispute shall agree upon and otherwise, to the extent applicable, shall follow the rules of the American Association Utah Real Estate Buyer/Seller Mediation Rules of the American Arbitration Association. The arbitrators shall set forth their decision in writing, and the determination of the issues by the above arbitrators shall be binding upon the parties for the purposes set forth in this Agreement.

     Section 10.04 Submittal of Arbitration Evidence. The parties involved in the dispute shall be permitted to submit to the arbitrators written positions, testimonial, documentary, and other evidence, and arguments concerning the matters in issue.
                                  ARTICLE XI.
                            MISCELLANEOUS PROVISIONS

     Section 11.01 Costs. Purchaser and Seller shall each pay all of their own costs and expenses incurred or to be incurred by each in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

     Section 11.02 Notices. Any notice, demand, request, or other communication under this Agreement shall be in writing and shall be deemed to have been given on the date of service if personally served or on the third day after mailing if m ailed by certified mail, return receipt requested, addressed as follows:

          If to Seller, to:        Rex Industries, Inc.
                                   Attn:  Rex Crosland
                                   2801 Decker Lake Lane
                                   Salt Lake City, Utah 84119
                                   Telecopy:  (801) 974-5511

          With copies to:          James R. Kruse
                                   Kruse, Landa & Maycock, L.L.C.
                                   Eighth Floor, Bank One Tower
                                   50 West Broadway
                                   Salt Lake City, Utah 84101
                                   Telecopy:  (801) 359-3954

          If to Purchaser, to:     Rex Industries Acquisition Corporation
                                   Attn:  Todd B. Crosland
                                   630 North 400 West
                                   Salt Lake City, Utah  84103
                                   Telecopy:  (801) 974-5511
          With copies to:                    Gregory L. Seal
                                   Seal & Kennedy
                                   1366 East Murray-Holladay Road, Suite 200
                                   Salt Lake City, Utah 84117
                                   Telecopy: (801) 272-4512

or such other addresses and facsimile numbers as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice, demand, request, or other communication shall be deemed to have been given as of the date so delivered or sent by facsimile transmission, three days after the date so mailed, or one day after the date so sent by overnight delivery.

     Section 11.03 Attorneys' Fees. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the nonbreaching party or parties for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

     Section 11.04 Schedules and Exhibits; Knowledge. Whenever in any section of this Agreement reference is made to information set forth in the exhibits or the Seller Schedules, such reference is to information specifically set forth in such exhibits or schedules and clearly marked to identify the section of this Agreement to which the information relates. Whenever any representation is made to the "knowledge" of any party, it shall be deemed to be a representation that no officer or director of such party, after reasonable investigation, has any knowledge of such matters.

     Section 11.05 Entire Agreement. This Agreement, together with the documents to be delivered pursuant hereto, represent the entire agreement between the parties relating to the subject matter hereof. There are no other courses of dealing, understanding, agreements, representations, or warranties, written or oral, except as set forth herein.

     Section 11.06 Survival; Termination. The representations, warranties, and covenants of the respective parties shall survive the Closing.

     Section 11.07 Form of Execution; Counterparts. A valid and binding signature hereto or any notice or demand hereunder may be in the form of a manual execution or a true copy made by photographic, xerographic, or other electronic process that provides similar copy accuracy of a document that has been executed. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

     Section 11.08 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance thereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                              REX INDUSTRIES, INC.


                              By   /s/
                                   Rex Crosland, President

                              REX INDUSTRIES ACQUISITION CORPORATION


                              By   /s/
                                   Todd B. Crosland, President

Omitted Exhibits/Schedules to the Acquisition Agreement

Exhibit/Schedule                Description
----------------    ------------------------------------

Exhibit "A"         TANGIBLE PERSONAL PROPERTY
Exhibit "B"         REAL PROPERTY
Exhibit "C"         INVENTORY
Exhibit "D"         ACCOUNTS RECEIVABLE
Exhibit "E"         CONTRACT RIGHTS
Exhibit "F"         CASH, BANK DEPOSITS AND CASH
                    EQUIVALENTS
Exhibit "G"         PREPAID EXPENSES
Exhibit "H"         INTELLECTUAL PROPERTY
Exhibit "I"         INSURANCE POLICIES
Exhibit "J"         ASSUMED OBLIGATIONS
Exhibit "K"         EMPLOYEE BENEFITS
Exhibit "L"         ASSUMPTION AGREEMENT
Exhibit "M"         PROPERTY DESCRIPTION
Schedule 1.12       PURCHASE PRICE ALLOCATION
Schedule 2.03       SELLER'S FINANCIAL STATEMENTS
Schedule 2.04       CHANGES OR EVENTS AFFECTING
                    SELLER'S BUSINESS
Schedule 2.07       REAL PROPERTY DISCLOSURES
Schedule 2.10       EMPLOYEE PENSION BENEFIT PLAN

Upon request, the Company will supplementally furnish the Commission with a copy of any omitted Exhibit/Schedule.